As filed with the Securities and Exchange Commission on June 6, 2008.

Registration No. 333-141968

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

BARNES GROUP INC.

(Exact name of registrant as specified in charter)

Delaware	06-0247840
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

123 Main Street

Bristol, Connecticut 06010-0489

(860) 583-7070

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Signe S. Gates, Esq.

Senior Vice President, General

Counsel and Secretary

Barnes Group Inc.

123 Main Street

Bristol, Connecticut 06010-0489

Phone: (860) 583-7070/Facsimile: (860) 585-5396

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard F. Langan, Jr., Esq.

Nixon Peabody LLP

437 Madison Avenue

New York, New York 10022

Phone: (212) 940-3000/Facsimile: (212) 940-3111

Approximate date of commencement of proposed sale to public:

Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer,” “non-accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☒	Accelerated Filer ☐	Non-Accelerated Filer ☐	Smaller Reporting Company ☐

Deregistration of Securities

Pursuant to an automatic shelf registration statement on Form S-3 (File No. 333-141968) initially filed with the Commission on April 9, 2007 and as amended (the “Registration Statement”), Barnes Group Inc. (the “Company”) registered the resale from time to time of an aggregate of $100,000,000 of the Company’s 3.375% Convertible Senior Subordinated Notes due 2027 (the “Notes”) and 3,486,460 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”) issuable upon conversion of the Notes. The Notes and the Common Stock were registered to permit resales of such securities by certain selling security holders named in the Registration Statement.

The Company is seeking to deregister all of the Notes, and the shares of Common Stock issuable on the conversion thereof, that remain unsold under the Registration Statement as of the date hereof because its obligation to keep the Registration Statement effective pursuant to the terms of its registration rights agreement with the initial purchasers, for the benefit of the selling security holders, has expired. Pursuant to the undertaking made by the Company as required by Item 512(a)(3) of Regulation S-K, this Post-Effective Amendment No. 1 to the Registration Statement deregisters all securities registered that remain unsold pursuant to the Registration Statement at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bristol, State of Connecticut, on the 6th day of June, 2008.

BARNES GROUP INC.

By:	/s/ Gregory F. Milczik
Gregory F. Milczik President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Gregory F. Milczik Gregory F. Milzcik	President and Chief Executive Officer (the principal executive officer) and Director	June 6, 2008

/s/ Francis C. Boyle, Jr. Francis C. Boyle, Jr.	Vice President, Acting Chief Financial Officer (the principal financial officer) and Controller (the principal accounting officer)	June 6, 2008

* Thomas O. Barnes	Director	June 6, 2008

* John W. Alden	Director	June 6, 2008

* Gary G. Benanav	Director	June 6, 2008

* William S. Bristow, Jr.	Director	June 6, 2008

* George T. Carpenter	Director	June 6, 2008

* Donald W. Griffin		Director	June 6, 2008

* Frank E. Grzelecki		Director	June 6, 2008

* Mylle H. Mangum		Director	June 6, 2008

* William J. Morgan		Director	June 6, 2008

* By:	/s/ Signe S. Gates Signe S. Gates	Attorney-in-fact	June 6, 2008